Exhibit 10.16

AMENDMENT NO. 1

TO

MARINA VILLAGE FULL SERVICE OFFICE LEASE

THIS AMENDMENT NO. 1 TO MARINA VILLAGE FULL SERVICE OFFICE LEASE (this “First Amendment”) is made and entered into as of March 31, 2010, by and between LEGACY PARTNERS I ALAMEDA, LLC, a Delaware limited liability company (“Landlord”), and HIGHER ONE PAYMENTS, INC., a California corporation, f/k/a Informed Decisions Corporation (“Tenant”).

R E C I T A L S :

A.    Alameda Real Estate Investments, a California limited partnership (“Alameda”), and Tenant entered into that certain Marina Village Full Service Office Lease dated December 8, 2004 (the “Original Lease”), as amended by that certain undated Verification Memorandum (the “Verification Memorandum”), pursuant to which Alameda leased to Tenant and Tenant leased from Alameda certain premises (the “Premises”) commonly known as Suite 100 and containing approximately 8,439 rentable square feet located on first (1st) floor of that certain building located at 1301 Marina Village Parkway, Alameda, California (the “Building”). The Premises are part of a multi-building commercial project known as “Marina Village” and located on an approximately 200-acre site on the estuary side of the island of Alameda (the “Project”). The Original Lease and the Verification Memorandum are collectively referred to herein as the “Lease”.

B.    Landlord has succeeded to the interests of Alameda as landlord under the Lease.

C.    Landlord and Tenant now desire to amend the Lease to (i) extend the term of the Lease, and (ii) modify various terms and provisions of the Lease, all as hereinafter provided.

D.    All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Extension of Term.  The term of the Lease, which is currently scheduled to expire on April 30, 2010, is hereby extended for a period of three (3) months (the “Extended Term”) commencing on May 1, 2010 (the “Extended Term Commencement Date”) and expiring on July 31, 2010, unless sooner terminated pursuant to the terms of the Lease, as hereby amended.

2.    Base Rent.  During the Extended Term, Tenant shall pay Base Rent to Landlord in equal monthly installments of $16,878.00 (i.e., $2.00 per rentable square foot of the Premises).

3.    Condition of Premises.  Tenant is in possession of the Premises and shall continue to accept the same in its current “AS IS” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements in or to the Premises.

4.    Miscellaneous Deletion.  Section 18 of the Addendum attached to the Original Lease is hereby deleted in its entirety and of no further force and effect.

5.    Landlord’s Address for Notices.  Landlord’s address for notices set forth in the Basic Lease Information attached to the Original Lease is hereby deleted in its entirety and replaced with the following:

“c/o Legacy Partners Commercial, Inc.

4000 East Third Avenue, Suite 600

Foster City, California 94404-4805

Attention: Regional Vice President

with a copy to:

c/o Legacy Partners Commercial, Inc.

1150 Marina Village Parkway

Alameda, California 94501

Attention: Property Manager”

6.    Landlord Exculpation.  It is expressly understood and agreed that notwithstanding anything in the Lease, as hereby amended, to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) under the Lease, as hereby amended (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

7.    No Broker.  Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this First Amendment.

8.    No Further Modification.  Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

9.    Counterparts.  This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:	LEGACY PARTNERS I ALAMEDA, LLC, a Delaware limited liability company, Owner

	By:	Legacy Partners Commercial, L.P., a California limited partnership, as Property Manager and Agent for Owner

		By:	Legacy Partners Commercial, Inc., General Partner

By:
Name: Debra Smith Its: Executive Vice President DRE #00975555 BL DRE #01464134

TENANT:	HIGHER ONE PAYMENTS, INC., a California corporation, f/k/a Informed Decisions Corporation

	By:	/s/ Dean Hatton
		Name:	Dean Hatton
		Title:	President

	By:	/s/ Thomas D. Kavanaugh
		Name:	Thomas D. Kavanaugh
		Title:	Secretary